Exhibit 10.2

Valence Technology, Inc.

August 29th, 2007

Mr. Alastair Johnston
7 Knockhill Park

Belfast, BT5 6HX
Northern Ireland

Dear Alastair,

We are pleased to offer you the position of Vice-President, Worldwide Marketing & Sales of Valence Technology, Inc. (the “Company”). This letter and the attached Statement of Employment Particulars outline the terms of our employment offer. If it is agreeable to you, please so indicate by executing a copy of this letter and Statement of Employment Particulars, in the spaces provided, and return both documents to the undersigned.

1. Capacity and Duties.  You shall serve the Company as its Vice President, Worldwide Marketing & Sales and shall report directly to me, the Company’s CEO and President.

2. Compensation.  Your starting salary will be at an annualized rate of ninety-six thousand pounds sterling (£96,000) per annum payable in monthly intervals. The Company may deduct from your salary amounts sufficient to cover applicable income tax withholdings and any other amounts which the Company is required to withhold by applicable law. In the event you are involuntarily separated from the Company within twenty-four (24) months from your first date of employment, upon signing a mutually acceptable release, Company will pay you a one-hundred thousand dollar (US$100,000.00) lump-sum. In the event you voluntarily resign from Valence, no separation payment will be paid by Company.

4. Stock Options.  Upon your employment, you will receive an employee stock option in the amount of two-hundred and fifty thousand (250,000) shares. This option vests over a four (4) year period as follows: 25% upon the anniversary of your first day of employment, the remaining 75% vesting quarterly over the remaining 3 years. The exercise price for this option grant will be the closing value of Valence’s stock on your first day of employment.

5. Benefits.  During the term of your employment, if and to the extent eligible, you shall be entitled to participate in all operative benefit and welfare plans of the Company then in effect for Company’s UK employees including, to the extent then in effect, group life, medical, disability and other insurance plans; provided, however, that nothing contained in this paragraph shall, in any manner whatsoever, directly or indirectly, require or otherwise prohibit the Company from amending, modifying, curtailing, discontinuing or otherwise terminating, any Company benefit and welfare plan at any time effective upon notification to you. For any employee benefit or welfare plan which is based in whole or in part on length of employment, your prior employment term with Valence will be included when calculating such employment benefits.

Valence Technology, Inc. 1889 E. Maule Ave., Suite A, Las Vegas, Nevada 89119
Tel: 702-558-1000, Fax: 702-558-1001

6. FY 2008 Cash Bonus.  You will be eligible to receive a performance bonus that will be equivalent to three quarters of a percent (0.75%) of the worldwide Qualified Revenue achieved in fiscal year 2008 (FY2008) by the Company. For purposes herein, Qualified Revenue shall mean the worldwide battery and systems sales revenue received by the Company exclusive of licensing revenue and revenue from sales to OEMTec, Light Engineering and EVI, and other possible House Accounts based on agreement between you and the President & CEO of the Company. The eligibility for the performance bonus is contingent on the following accomplishments:

1)                                      The Company achieving $25M in Qualified Revenue for FY2008;

2)                                      The Company achieving $10M in Qualified Revenue in any one calendar quarter in FY2008 or thereafter (the “$10M QTR”);

3)                                      You and your sales team develop one new strategic customer account per calendar quarter on average for the time period beginning with the third quarter of FY2008 until the Company completes the $10M QTR; and

4)                                      You are employed by Valence at the time the Company completes the $10M QTR.

The performance bonus will be placed in a non-interest earning escrow account if the Company achieves $25M in Qualified Revenue for FY2008. Upon the successful completion of the four contingencies, the performance bonus will be payable within ten (10) days following the accounting close of the $10M QTR.

7. Business Expenses.  You will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of your duties on behalf of the Company, consist with Company policies. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with the Company’s policies.

8. Probationary Period.  The first six months of your employment are probationary. During the six-month probationary period the notice period to be given by both parties is one week. After a successful probationary period any notice of termination given to you by the Company will be three months notice. You are also required to give the company three months notice of termination of your employment after successful completion of your probationary period. The Company reserves the Right to make Payment in Lieu of Notice at its sole discretion.

To indicate your acceptance of the Company’s offer, please sign and date this letter and the attached Statement of Employment Particulars, in the space provided for each, and return the signed copies to the undersigned. A duplicate original of each document is enclosed for your records. This letter and accompanying Statement of Employment Particulars sets forth the terms of your employment with the Company as of the date indicated above and supersedes any prior representations or agreements whether written or oral.

Sincerely,

/s/ Robert L. Kanode
Robert L. Kanode
CEO and President

ACCEPTED AND AGREED TO:

/s/ Alastair Johnston
Alastair Johnston

Date: 31/8/07

12303 Technology Blvd. Suite 950 Austin, Texas 78727	T +1 512 527 2900 F +1 512 527 2910 W www.valence.com

ADDENDUM

December 22, 2008

Alastair Johnston

Re: Addendum to Employment Offer and Statement of Particulars

Dear Alastair,

In recognition and appreciation of your hard work and dedication to Valence, I would like to extend to you a salary increase of £4,000 per annum. This adjustment will increase your annual salary to £100,000 per year. The effect of the change will be noted in the January 2009 payroll.

In addition to the salary increase, I would like to extend the proposed Bonus Compensation Plan for FY2010. The plan highlights are as follows:

Term:	FY2010
Existing Stock:	250,000 (will continue original vesting schedule)
Prior Comp Plan:	$50,000 award (to be paid on the January 2009 payroll)
Bonus Stock Options:	March 31, 2010 (Award date with immediate vesting)
Cash Bonus:	None

This Stock Bonus Plan is contingent on assured compliance with Gross Margin Target established by Valence’s Chief Executive Officer and Chief Financial Officer and in accordance with the approved pricing schedule and budget. The Bonus Stock Option strike price will be $2.53 per share, being not less than the fair market value of the Common Stock on December 22, 2008, the date of this contract signing. The terms and conditions of this Stock Bonus Plan are subject to all the provisions of the 2000 Stock Option Plan.

This Addendum supersedes all prior Bonus agreements, arrangements, and communications, whether oral or written, between the parties. No amendment to this Agreement may be made except by a writing signed by the Company and Employee.

We appreciate your contribution and efforts to the success of Valence Technology, and wish you success throughout the remainder of this year.

Signed:	/s/ Alastair Johnston	Signed:	/s/ Robert L. Kanode
	Alastair Johnston		Robert L. Kanode

Date:	7/1/09	Date:	1/7/09

12303 Technology Blvd. Suite 950 Austin, Texas 78727	T +1 512 527 2900 F +1 512 527 2910 W www.valence.com

Alastair Johnston:

Robert L. Kanode

Alastair Johnston Proposed Compensation Plan FY2010

(Requires Comp. Committee Approval)
Revision as Approved By Comp Committee February  , 2009

Plan Highlights
Term	FY2010
Base Salary	100,000 British Pounds
Assured Compliance with Gross Margin Target Established By CFO/CEO	Approved Pricing Schedule / Budget
Bonus Stock Option Strike Price	$2.53
Bonus Stock Option Award Date with Immediate Vesting	Date of Audit Report for FY 2010
FY2010 Cash Bonus	NONE
FY2011 Compensation Plan to be Negotiated by	1-Dec-09

	Audited	Bonus		Stock Option Bonus Award
	Revenue Goal	Percentage of		# of Stock	Total
Stock Option Bonus Plan*	FY2010	Revenue Goal	Value of Bonus	Options**	Options

Base Stock Option Bonus				0	0
				18,972	18,972
				55,336	55,336
				94,862	94,862
				126,482	126,482

Stretch Stock Option Bonus Equal to Bonus plus Stretch Bonus Percentage of Difference in Goals	Stretch Revenue Goal	Stretch Bonus Percentage	Value of Stretch Bonus	# of Stretch Stock Options**
				3,162	129,644
				23,715	150,198
				50,593	177,075
Maximum Stock Option Bonus				94,862	221,344

* The Company believes that Instruction 4 to Item 402(b) of Regulation S-K under the Securities Exchange Act of 1934, as amended, is applicable to the specific audited revenue goals.  The disclosure of such information would cause competitive harm to the Company as the audited revenue goals involve confidential information.  Therefore, such audited revenue goals, and the bonus percentages and values which are calculated directly therefrom, are not disclosed herein.  The Company believes that the target levels of performance based on the audited revenue goals are reasonably, but not easily, achievable, and believes that such target levels should be reasonable so as to motivate the executive officer receiving the grant and further the objectives of the Company.

** Calculated at Stock Option Strike Price of $2.53